NOTICE OF
                                 ANNUAL MEETING
                                 OF STOCKHOLDERS






                                 PROXY STATEMENT







                           SUPERTEL HOSPITALITY, INC.





                              309 North 5th Street
                             Norfolk, Nebraska 68701
                                 (402) 371-2520





                           SUPERTEL HOSPITALITY, INC.

                           SUPERTEL HOSPITALITY, INC.

                              309 North 5th Street
                             Norfolk, Nebraska 68701
                                 (402) 371-2520

                               NOTICE OF MEETING


To Supertel Hospitality, Inc. Stockholders:


     The annual meeting of stockholders of Supertel Hospitality, Inc. will be held on April 23, 1999 at 2:00 p.m. local time, at The Doubletree Inn, 1616 Dodge Street, Omaha, Nebraska 68102.

     We hope you will be able to attend the Annual Stockholders' Meeting. If you do not expect to be present and wish your stock to be voted, please sign, date and mail the enclosed proxy form. If you later decide to attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

     Matters to be considered by the stockholders:

     Item 1. Election of Directors.

     Item 2. Approval of the appointment of the independent accountants for fiscal year 1999.

     Stockholders of record as of the close of business on March 12, 1999 are eligible to vote at the Annual Stockholders' Meeting.

                         By order of the Board of Directors

                         /s/ Paul J. Schulte

                         Paul J. Schulte, President and
                             Chief Executive Officer





March 23, 1999
                                      -2-

                                 PROXY STATEMENT

            Annual Meeting of Stockholders to be held April 23, 1999


To our Stockholders:

     The Board of Directors of Supertel Hospitality, Inc. ("Supertel") solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on Friday, April 23, 1999.

     Stockholders of record at the close of business on March 12, 1999 are entitled to vote at the meeting. Supertel at March 12, 1999 had issued and outstanding 4,843,400 shares of common stock. All holders of common stock are entitled to one vote for each share of stock held by them.

     The presence of a majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. Common shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

     The five nominees receiving the highest vote totals will be elected as directors of Supertel. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the common shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

     A stockholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Secretary, Supertel Hospitality, Inc., 309 North 5th Street, Norfolk, Nebraska, 68701. To be effective, the revocation must be received by the Secretary prior to April 23, 1999. A stockholder may attend the meeting in person, and at that time withdraw his or her proxy and vote in person. This proxy statement is being mailed to stockholders on or about March 23, 1999.

     The cost of solicitation of proxies, including the cost of reimbursing the banks and brokers for forwarding proxies and proxy statements to their principals, will be borne by Supertel.

                              CERTAIN STOCKHOLDERS

         The following table sets forth information relating to the beneficial ownership of Supertel's common stock by each person known to Supertel to be the beneficial owner of more than 5% of the outstanding shares of common stock, by each director, by each executive officer, and by all directors and executive officers as a group.

  Name and Address of                       Beneficial              Percent
  Beneficial Owner                          Ownership as of         of Class
                                            March 12, 1999
  --------------------------------------- ----------------------- -------------
  Paul Schulte                                712,635(1)          14.6%(1)
    309 North 5th Street
    Norfolk, NE 68701
  Steve Borgmann                              771,958(1)          15.9%(1)
    309 North 5th Street
    Norfolk, NE 68701
  Loren Steele                                  9,000(1)          (2)
  Joseph Caggiano                               9,500(1)          (2)
  Richard Herink                               49,500(1)           1.0%
  Troy Beatty                                  19,200(1)          (2)
  KPM Investment Management, Inc.             261,500              5.4%(3)
    10250 Regency Circle
    Omaha, NE 68114
  Wellington Management Company, LLP          402,000              8.3%(3)
    75 State Street
    Boston, MA 02109
  Southeastern Asset Management, Inc.
    6410 Poplar Avenue                        481,486              9.9% (3)
    Memphis, TN 38119

  All Executive Officers and
  Directors as a Group (6 persons)
                                            1,571,793             31.8%
   -----------------------------

(1) Beneficial ownership includes shares owned by spouses and minor children and shares which the persons indicated have the right to acquire through the exercise of stock options as follows: Mr. Steele and Mr. Caggiano, 7,500 shares each; Mr. Schulte and Mr. Borgmann, 25,000 shares each; Mr. Schulte's spouse, 10,000 shares; Mr. Herink, 18,000 shares; and Mr. Beatty, 8,000 shares. Beneficial ownership also includes shares indirectly owned through corporations as follows: Mr. Schulte, 37,504 shares; and Mr. Borgmann, 82,932 shares.

(2)      Less than 1% of the outstanding common stock.

(3) Based on Schedule 13G filed with the Securities and Exchange Commission in February 1999.

ELECTION OF DIRECTORS

         Supertel's Board of Directors is composed of five members elected on an annual basis.

         The following table sets forth Supertel's nominees for the Board of Directors. Each nominee is a member of the present Board of Directors. Mr.
Schulte and Mr. Borgmann have served as directors of Supertel since its formation. Mr. Steele and Mr. Caggiano have served as directors since February 1994. Mr. Herink became a director in February 1997. Supertel became subject to the reporting requirements of the Securities Exchange Act of 1934 upon completion of its initial public offering on May 3, 1994. For information concerning the ownership of Supertel common stock by the nominees, see "Certain Stockholders".

Paul J. Schulte

         Mr. Schulte, age 65, is President and Chief Executive Officer of Supertel. Mr. Schulte has been involved in acquiring, developing, owning, managing and operating economy motels for Supertel or its predecessors since 1978.

Steve H. Borgmann

         Mr. Borgmann, age 53, is Executive Vice President and Chief Operating Officer of Supertel. Mr. Borgmann has been involved in acquiring, developing, owning, managing and operating economy motels for Supertel or its predecessors since 1978.

Loren Steele

         Mr. Steele, age 58, is Past Chairman of the International Franchise Association. From 1988 through April 1993, Mr. Steele was Vice Chairman and Chief Executive Officer of Super 8 Enterprises Motel System, Inc. (franchisor of Super 8 Motels).

Joseph Caggiano

         Mr. Caggiano, age 73, retired, served as Vice Chairman Emeritus of Bozell, Jacobs, Kenyon & Eckhardt, Inc. from 1991 through December 31, 1998. From 1974 to 1991, Mr. Caggiano served as Chief Financial Officer and Vice Chairman of the Board of Bozell & Jacobs (advertising and public relations). Mr. Caggiano is also a director of First Omaha Funds.


Richard Herink

         Mr.  Herink,  age 45, became  Executive  Vice  President of Supertel in
         August 1995. From April 1993 to August 1995, he was Executive Vice President of FirsTier Bank, N.A., Norfolk. Prior to April 1993, he was a Division President with Farm Credit Services of the Midlands.

         The proxies will be voted for the election of these nominees; however, in the event any nominee should become unavailable, which the Board of Directors has no reason to believe will be the case, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.


                       DIRECTOR MEETINGS AND COMPENSATION

         The Board of Directors meets on a regularly scheduled basis. The Board of Directors met eleven times during 1998, including seven meetings via teleconference. The Board of Directors has assigned certain responsibilities to committees. Supertel does not have a standing Nominating Committee.

         The Audit Committee, which met four times in 1998, is responsible for recommending the appointment of Supertel's independent public accountants, reviewing the scope of the audits recommended by the independent public accountants, and consulting with the independent public accountants on a periodic basis on matters relating to financing controls and procedures. Members of the Audit Committee are Joseph Caggiano (Chairman) and Loren Steele.

         The Compensation Committee, which met five times in 1998, determines the amounts and types of remuneration to be paid to management employees and administers compensation plans for management employees. Members of the Compensation Committee are Loren Steele (Chairman) and Joseph Caggiano.

         Directors who are not employees of Supertel receive fees of $12,000 per annum plus $750 per board and committee meeting attended (other than meetings by written consent or telephone communications). In addition, each non-employee director receives an option to acquire 1,500 shares of common stock, exercisable at the market price of the shares on the grant date, each year following such director's election at the annual stockholders' meeting.

                           SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table shows compensation paid by Supertel for services rendered during calendar years 1998, 1997 and 1996 for the executive officers of Supertel whose salary and bonus for 1998 exceeded
$100,000.

================================================ ============================================ ================ ==================
                                                             Annual Compensation                 Long-Term         All Other
                                                                                               Compensation     Compensation(2)
================================================ ============= ============== =============== ================ ==================
          Name and Principal Position                Year         Salary          Bonus          Number of          Amount
                                                                                                  Options
================================================ ============= ============== =============== ================ ==================
Paul Schulte                                         1998        $250,000        $37,500           7,500            $5,000
  President and                                      1997        $250,000        $25,000           7,500              -0-
  Chief Executive Officer                            1996        $250,000          -0-             5,000              -0-
================================================ ============= ============== =============== ================ ==================
Steve Borgmann                                       1998        $250,000        $37,500           7,500            $5,000
  Executive Vice President and                       1997        $250,000        $25,000           7,500              -0-
  Chief Operating Officer                            1996        $250,000          -0-             5,000              -0-
================================================ ============= ============== =============== ================ ==================
Richard Herink                                       1998        $150,000        $22,500           5,000            $3,134
  Executive Vice President                           1997        $132,000        $15,000          10,000              -0-
                                                     1996        $132,000          -0-             3,000              -0-
================================================ ============= ============== =============== ================ ==================
Troy Beatty                                          1998        $106,000        $15,900           4,000            $2,282
  Senior Vice President and                          1997        $100,000        $10,000           4,000              -0-
  Chief Financial Officer(1)                         1996           ---            ---              ---               -0-
================================================ ============= ============== =============== ================ ==================

(1) Mr. Beatty became an executive officer of Supertel in December 1996.

(2) Amounts represent Supertel contributions to its 401(k) savings plan.

                              OPTION GRANTS IN 1998

         The following table sets forth information on grants of stock options during 1998 pursuant to the Supertel 1997 Stock Option Plan to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during 1998.


============================ ============= ============= ============= ============= ==============================
                                             Percent of                               Potential Realizable Value
                                                Total      Per Share                  at Assumed Annual Rates of
                               Number of       Options     Exercise                   Stock Price Appreciation
                                Options      Granted to      Price                    for Option Term(2)
           Name               Granted(1)    Employees in                Expiration
                                             Fiscal 1998                   Date       =============================
                                                                                               5%           10%
============================ ============== ============== ============= ============= ============= ==============
      Paul Schulte               7,500          14.5%        $9.625      11-18-08       $45,478        $114,778
============================ ============== ============== ============= ============= ============= ==============

      Steve Borgmann             7,500          14.5%        $9.625      11-18-08       $45,478        $114,778
============================ ============== ============== ============= ============= ============= ==============

      Richard Herink             5,000           9.6%        $9.625      11-18-08       $30,319        $ 76,519
============================ ============== ============== =========== ============== ============= ===============

      Troy Beatty                4,000           7.7%        $9.625      11-18-08       $24,255        $ 61,215
============================ ============== ============== =========== ============== ============= ===============

(1) The options were granted at the then fair market value of Supertel's common stock. All of the options were granted on November 18, 1998 and become exercisable on November 18, 1999.

(2) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. Supertel's common stock price at the end of the ten-year term based on a $9.625 exercise price and a 5% appreciation would be $15.69 and Supertel's common stock price at the end of the 10-year term based on a $10.00 exercise price and a 10% appreciation would be $24.93. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

                  OPTION EXERCISES IN 1998 AND YEAR-END VALUES

         The following table sets forth information on aggregate option exercises in 1998 and information with respect to the value of unexercised options to purchase Supertel's Common Stock for the executive officers named in the Summary Compensation Table.

------------------------ ------------- ----------- ------------------------------- ---------------------------------


                          Number of    Value
         Name               Shares      Realized   Number of Unexercised Options   Value of Unexercised
                         Acquired on                 Held at December 31, 1998     In-The-Money Options Held at
                           Exercise                                                December 31, 1998(1)
------------------------ ------------- ----------- ------------------------------- ---------------------------------
                                                    Exercisable    Unexercisable    Exercisable     Unexercisable
------------------------ ------------- ----------- -------------- ---------------- --------------- -----------------
Paul Schulte                 -0-          -0-          17,500          7,500            -0-              -0-
------------------------ ------------- ----------- -------------- ---------------- --------------- -----------------

Steve Borgmann               -0-          -0-          17,500          7,500            -0-              -0-
------------------------ ------------- ----------- -------------- ---------------- --------------- -----------------

Richard Herink               -0-          -0-          13,000          5,000           $1,250            -0-
------------------------ ------------- ----------- -------------- ---------------- --------------- -----------------

Troy Beatty                  -0-          -0-           4,000          4,000            -0-              -0-
------------------------ ------------- ----------- -------------- ---------------- --------------- -----------------

(1) Value is common stock closing price on December 31, 1998, less the option exercise price, multiplied by the number of shares.


                       CERTAIN AGREEMENTS AND TRANSACTIONS

         Supertel is a party to employment agreements with Messrs. Schulte, Borgmann and Herink. Each employment agreement is for a one year annually renewable term, and requires the executive to refrain from competing with Supertel for one year following termination of employment. Each employment agreement provides for payment of base salary, participation in bonus and option plans to the extent determined by the Compensation Committee, and payment of normal business expenses. If Supertel terminates an executive without cause (as defined in each employment agreement), Supertel is required to pay the executive's base salary for the remaining term of the employment agreement, but in no event for a period of less than twelve months.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Supertel's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of non-employee directors. The Committee's executive compensation policies are designed to provide competitive levels of compensation which integrate pay with Supertel's annual and long-term performance goals, reward above-average corporate performance, and assist Supertel in attracting, motivating and retaining qualified executives.

         The program consists of three components: base salary, annual incentives and long-term incentives. The Committee recommended or established the executive compensation within each of these components during 1997. In determining competitive levels of compensation, the Committee obtains and utilizes information such as executive compensation surveys and comparative analyses of compensation data in proxy statements of others. The Committee intends to structure all executive compensation so that such payments will be deductible under ss.162(m) of the Internal Revenue Code.

         Base Salary. The Committee targets base salary for executives at a level comparable to base salaries paid by competitive businesses in the same geographic area. The base salary paid during 1998 to Supertel's chief executive officer and chief operating officer was established prior to the completion of Supertel's initial public offering in May 1994 and has not been increased following such date. The Committee intends to annually review base salaries for executive officers.

         Annual Incentives. The Committee believes that an executive's contribution to net income should form the basis for annual incentives, since such results maximize earnings in the best interests of the corporation. For 1998, the Committee granted cash bonuses to executive officers in amounts approximating 15% of each executive officer's base salary.

         Long-Term Incentives. Supertel's long-term incentives for executive officers are provided through stock options under Supertel's 1994 Stock Option Plan and 1997 Stock Plan. The Committee intends to grant stock options at the prevailing market price of Supertel's common stock, and therefore any option grants will have value only if Supertel's stock price increases. The size of option grants are expected to be based upon competitive practice and position level, the expected contribution of each member of the executive officer group to Supertel's strategic and operational goals, and the Committee's desire to provide certain executive officers with an opportunity to build a meaningful stake in Supertel. Past stock option grants are not considered when determining the number of stock options to grant in a given year.

         The Committee granted options to acquire an aggregate of 51,600 shares to 78 employees during 1998. The grants to executive officers are set forth under "Option Grants in 1998" above. The grants reflect the Committee's policy of issuing stock options for 20% to 25% of the shares authorized under the Stock Plans on an annual basis, and issuing options to Supertel's executive officers at a level substantially above the grants for other employees.

         Compensation of Chief Executive Officer. The Committee intends to review the compensation of the Chief Executive Officer on an annual basis. During 1998, the Committee did not make any change in the base salary of the Chief Executive Officer from that existing prior to Supertel's initial public offering in May 1994.

                                 Supertel Hospitality, Inc.
                                 Compensation Committee



                                 Loren Steele, Chairman
                                 Joseph Caggiano

                          STOCK PRICE PERFORMANCE GRAPH

         The following performance graph compares the performance of Supertel's common stock to the Total Return Index for the NASDAQ Stock Market-United States Companies (Broad Market Index) and the S & P Hotel/Motel Index. The performance graph shows cumulative stockholder returns. The performance graph assumes the value of the investment in Supertel's common stock and each Index was $100 on May 1, 1994 (immediately prior to the completion of Supertel's initial public offering on May 3, 1994) and that any dividends were reinvested.

[GRAPH]

                      [  ] Supertel                [  ] NASDAQ          [  ] S&P Hotel/Motel
                      Hospitality, Inc.           Composite Index               Index

                       PRICE       INDEX        PRICE        INDEX        PRICE       INDEX
May 1, 1994           $10.00       100.00       $740.68      100.00      $298.77      100.00

December 31, 1994      12.75       127.50        751.96      101.52       302.00      101.08

December 31, 1995      10.00       100.00      1,052.14      142.05       353.46      118.31

December 31, 1996       9.00        90.00      1,291.03      174.30       407.07      136.25

December 31, 1997      10.00       100.00      1,570.35      212.01       548.85      183.70

December 31, 1998      9.125        91.25      2,192.69      296.04       441.11      147.64


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of KPMG Peat Marwick has been appointed by the Board of Directors to conduct the 1999 audit of Supertel's financial statements. The same firm conducted the 1998 audit. The Board of Directors requests stockholder approval of their appointment. A representative of KPMG Peat Marwick will be present at the Annual Stockholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be included in Supertel's proxy statement for the 2000 annual meeting must be received by Supertel no later than December 1, 1999 in order for such proposals to be considered for inclusion in Supertel's proxy statement relating to such meeting.

         Supertel's bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an annual stockholders' meeting. Generally, a stockholder must give timely notice to the Secretary of Supertel. To be timely, such notice must be received by Supertel at 309 North 5th Street, Norfolk, Nebraska, 68701, not less than thirty nor more than sixty days prior to the meeting. The bylaws specify the information which must accompany any such stockholder notice. Details on these provisions of the bylaws may be obtained by any stockholder from the Secretary of Supertel.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matter that may be presented for action at the annual meeting of stockholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                    By Order of the Board of Directors


                                    Steve H. Borgmann, Secretary
                                    Supertel Hospitality, Inc.

--------------------------------------------------------------------------------

                           Supertel Hospitality, Inc.

             Proxy for Annual Meeting of Stockholders April 23, 1999


The undersigned hereby constitutes and appoints Paul Schulte and Steve Borgmann, or either of them, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein at the Annual Meeting of Stockholders of Supertel to be held at The Doubletree Inn, 1616 Dodge Street, Omaha, Nebraska, 68102, on April 23, 1999 at 2:00 p.m. and at any adjournment thereof, upon matters set forth in the Proxy Statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting.

                                     ITEM 1.

Election of Directors - FOR the following nominees for Director: Paul Schulte, Steve Borgmann, Richard Herink, Loren Steele and Joseph Caggiano.

     VOTE FOR         WITHHOLD       WITHHOLD VOTE FOR
     ALL NOMINEES     VOTE FOR ALL   ONLY THE FOLLOWING
                      NOMINEES       NOMINEE(S):

          /-/            /-/         -----------------------

                                     ITEM 2.


Approval of appointment of independent accountants KPMG Peat Marwick for fiscal 1999:

         FOR             AGAINST            ABSTAIN
         /_/               /_/                /_/

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed and no direction is made, this proxy will be voted FOR proposals 1 and 2.

Dated this ___ day of _______________, 1999.


Signature______________________________________


Signature______________________________________
         (When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title.
         All joint tenants must sign.)


--------------------------------------------------------------------------------